03/01/05		607-1295 Richards Street
604.684.2255		Vancouver, BC V6B1B7
deep@rrt.ca	deep systems

Premium Managed Hosting Agreement

This is a managed hosting agreement between AstroNutrition.com and deep systems. The effective term is 12 months beginning March 1, 2005 and ending February 28, 2006.

Included Monthly Services

System Administration

Management of SMTP, IMAP, DNS, SQL database and HTTP server software and systems for the AstroNutrition.com domain and web site. This includes regular off-site backups of the website itself and the database.

Change Management

Management of site source code and integration of contributed software updates and bug fixes into zencart is included.

Personal Technical Support

24 x 7 emergency phone support and 1-business-day email response on non-critical issues.

Includes a 99 percent server uptime guarantee.

Available Professional Services

Project Management

Support of external development is charged at a rate of $55 CAD per hour.

Custom Software Development

New code enhancing the functionality of the system is charged at a rate of $55 CAD per hour.

Terms of Agreement

Managed hosting fees are $175 per month for a period of 12 months. This includes up to 10 G of bandwidth, with overages at $20 for each 1 G beyond 10 in any given month. The billing cycle is the 1st of each month.

D/WLM/717334.1

03/01/05		607-1295 Richards Street
604.684.2255		Vancouver, BC V6B1B7
deep@rrt.ca	deep systems

Co-located Facilities

Servers are co-located at 700 West Georgia in downtown Vancouver on UPS and backup generator power.

Server Software

- FreeBSD 5 Operating System

- Apache 2 HTTP Server

- MySQL 4 Database Server

- AWStats Advancd Web Stats Package

- WebDAV interface for external developers

- Subversion Change Management System

- Trac Issue Tracking System and Project Knowledge Base

/s/ Ryan Thompson	/s/ Chester Ku
Ryan Thompson, Deep Systems	Chester Ku, Astro Nutrition

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